Exhibit 10.2
FORM OF AMENDED AND RESTATED AWARD AGREEMENT
     THIS AMENDED AND RESTATED AWARD AGREEMENT is entered into as of this 12th day of February, 2009 by and between Lawson Products, Inc. (“Lawson”) and                     (“Participant”).
     WHEREAS, the Compensation Committee of the Board of Directors of Lawson (the “Committee”) has selected Participant to receive an award under the Long-Term Capital Accumulation Plan of Lawson (as amended from time to time, the “Plan”);
     WHEREAS, Participant wishes to accept that award, subject to the terms and conditions of the Plan and this Agreement; and
     WHEREAS, in the event that Participant has previously received an award under the Plan, it is the intention of Lawson and Participant that this Agreement shall memorialize and govern all awards made to Participant under the Plan;
     NOW, THEREFORE, Lawson and Participant hereby agree as follows:
     1. The award evidenced by this Agreement (the “Award”) consists of                      (___) Shareholder Value Appreciation Rights (“SVARs”) with an effective date of February 12, 2009. This Agreement supersedes and replaces all previous oral or written communications between Lawson and Participant about any award to Participant under the Plan, including but not limited to any prior award agreement.
     2. All aspects of the SVARs evidenced by this Agreement (including but not limited to vesting, valuation, payment and possible forfeiture) shall be governed by this Agreement and by the Plan, a copy of which has been provided to Participant and is hereby acknowledged by Participant, and the terms and conditions of which are incorporated into this Agreement by reference.
     3. Without limiting the scope of Section 2, above, Participant acknowledges that:
     (a) As a condition to retaining the SVARs constituting the Award, Participant shall be required to enter into an employment agreement with Lawson including confidentiality and other restrictive covenants, as described in Section 14 of the Plan;
     (b) Any amount that would otherwise be payable to Participant or his/her beneficiaries with respect to the SVARs constituting the Award shall be subject to reduction in accordance with Section 13 of the Plan as a result of the special excise tax rules described in Section 13 of the Plan; and
     (c) The Committee may amend or terminate any or all of the provisions of the Plan and any or all of the provisions this Agreement in accordance with Section 24 of the Plan.

     IN WITNESS WHEREOF, Participant and Lawson have executed this Agreement as of the date set forth above.

LAWSON PRODUCTS, INC.

By:

Participant

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